Exhibit 99.1

Kodak’s 2nd Quarter Results Show Segment Earnings Improvement

Reduced Operating Expenses Drive $82 Million Improvement in Second Quarter Segment Earnings

Quarter Ends with Cash Balance of $1.257 billion

ROCHESTER, N.Y.--(BUSINESS WIRE)--August 3, 2012--Eastman Kodak Company today reported that it continued to make progress in focusing on its most profitable businesses and strengthening operating performance and cost controls, as it develops a plan of reorganization that will enable it to emerge in 2013 as a profitable, sustainable company.

Second quarter segment earnings improved for its Commercial and Consumer segments by a combined total of $82 million, compared to the same quarter in the prior year as operating expenses were reduced ahead of revenue declines. The gross profit margin increased by two percentage points due to an enhanced mix of higher-margin consumables. Second quarter loss from continuing operations before interest expense, other income (charges), net, reorganization items, net and income taxes improved by $79 million compared to the prior-year quarter. The cash balance at the end of the quarter stood at $1.257 billion.

“I am pleased with our progress, and our operating results are both improved from last year and also ahead of our plan,” said Antonio M. Perez, Chairman and Chief Executive Officer. “We are committed to sustaining the progress required to successfully emerge from Chapter 11.”

Kodak’s revenue of $1.077 billion in the second quarter represented a decline of 27% from the year-ago quarter, reflecting the exit of digital cameras, reduced sales of traditional products, participation choices across its businesses, and the negative impact of currency exchange.

On the basis of GAAP, the company reported a net loss of $299 million, compared to $179 million in the second quarter of 2011. Before reorganization items, the second quarter net loss was $139 million, an improvement of $40 million over the prior-year quarter. Second quarter reorganization items totaled $160 million, primarily reflecting second quarter non-cash provisions for allowed reorganization claims.

“The improvement in the operating performance of our businesses reflects the dedication of our people to serving customers and in turn, the positive response we are seeing from our customers,” Perez said. “Across our businesses, we continue to offer unique technologies and strong value propositions. We will continue improving our operating performance while balancing liquidity and growth. We are on the right path to complete our successful reorganization.”

A full disclosure of Kodak’s quarterly performance is contained in a 10-Q report filed today with the U.S. Securities and Exchange Commission.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon the Company's expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, and June 30, 2012, under the headings “Business,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the Company’s ability to successfully emerge from chapter 11 as a profitable sustainable company; the potential adverse effects of the chapter 11 proceedings on the Company's liquidity, results of operations, brand or business prospects; the outcome of our digital imaging patent portfolio auction; the outcome of our intellectual property patent litigation matters; our ability to raise sufficient proceeds from the sale of non-core assets and the potential sale of our digital imaging patent portfolios within our plan; the Company's ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality; our ability to effectively anticipate technology trends and develop and market new products; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Eastman Kodak Company
Second Quarter 2012 Results
Non-GAAP Reconciliation

Within the Company's second quarter 2012 earnings release, reference is made to the non-GAAP financial measures of segment earnings and net loss before reorganization items, net.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, they are provided to give the same financial data management uses with the belief that this information will assist the users of it in properly assessing the underlying performance of the Company.

The following reconciliations are provided with respect to terms used in the August 3, 2012, earnings release.

The following table reconciles segment (loss) earnings to the most directly comparable GAAP measure of loss from continuing operations before interest expense, other income (charges), net, reorganization items, net and income taxes (amounts in millions):

	Q2	Q2
	2012	2011	Change

Segment (loss) earnings, as presented	$(53)	$(135)	$82
Restructuring costs and other	(21)	(36)	15
Corporate components of pension and OPEB expense	(35)	(4)	(31)
Other operating (expenses) income, net	19	1	18
Legal contingencies, settlements and other	(5)	-	(5)
Loss from continuing operations before interest expense, other income (charges), net, reorganization items, net and income taxes (GAAP basis), as presented	$(95)	$(174)	$79

The following table reconciles net loss before reorganization items, net to the most directly comparable GAAP measure of net loss (amounts in millions):

	Q2	Q2
	2012	2011	Change

Net loss before reorganization items, net as presented	$(139)	$(179)	$40
Reorganization items, net	(160)	-	(160)
Net loss (GAAP basis), as presented	$(299)	$(179)	$(120)

CONTACT:
Kodak
Christopher Veronda, +1-585-724-2622
christopher.veronda@kodak.com